Exhibit 15.1

29 April 2022

The Directors Ebang International Holdings Inc. Building 7 No. 5 Nangonghe Road Linping Street Yuhang District, Hangzhou Zhejiang 311100 People’s Republic of China	Matter No.: 835399 Doc Ref: PL/BC/KN/108061609.1 +852 2842 9551 Paul.Lim@conyers.com +852 2842 9403 Beverly.Cheung@conyers.com

Dear Sirs,

We refer to the annual report of the Company for the fiscal year ended 31 December 2021 on Form 20-F (the “Annual Report”) to be filed with the U.S. Securities Exchange Commission (the “Commission”) pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934 on or about 29 April 2022 (the “Form 20-F”).

We consent to the filing of this letter as an exhibit to the Annual Report and to the inclusion therein of the reference to our name under the heading “Item 10. Additional Information - E. Taxation - Cayman Islands Taxation” in the Annual Report in the form and context in which they appear.

We further consent to the incorporation by reference to the inclusion therein of the reference to our name under the heading “Item 10. Additional Information - E. Taxation - Cayman Islands Taxation” in the Annual Report in the form and context in which they appear into the Registration Statement on Form S-8 (File No. 333-257787) filed on 9 July 2021.

In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the U.S. Securities Act, 1933 or that we are in the category of persons whose consent is required under Section 7 of the Securities Act, 1933 or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman